Exhibit 99.1

News Corporation
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N E W S R E L E A S E
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For Immediate Release
Press Contact: Julie Henderson 310-369-0773
Press Contact: Jack Horner 212-852-7952
Investor Contact: Reed Nolte 212-852-7092

News Corporation Names James Murdoch Deputy Chief Operating Officer and Chairman and CEO, International
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New York, NY, March 30, 2011 - News Corporation has appointed James Murdoch Deputy Chief Operating Officer and Chairman and CEO, International. In this newly-created role, Mr. Murdoch will bring his significant operational expertise to bear across News Corporation's broad asset portfolio, collaborating with senior leaders to develop and execute strategies and plans that strengthen and further evolve businesses, extend brands, and build new franchises. He will maintain direct responsibility for the Company's operations in Europe and Asia. Mr. Murdoch will relocate to New York, continue to report to News Corporation Deputy Chairman, President and Chief Operating Officer, Chase Carey and work closely with Rupert Murdoch, Chairman and Chief Executive Officer of News Corporation.

"James has demonstrated in an array of roles that he is a shrewd and decisive operator who can deftly navigate complex issues to transform businesses. He has equally shown a unique understanding of the emerging technologies and the digital forces that are reshaping our industry," commented Mr. Carey. "As we become increasingly global and consumer focused, we believe there are real opportunities to add new dimensions to our core businesses. We are confident that James' deep knowledge of international markets, his proven leadership, and his passionate focus on building consumer relationships make him the ideal person to help us realize these opportunities across all our companies."

"Around the world, the Company's operations are increasingly fit and focused on priorities that can over time produce very significant returns," said Mr. James Murdoch. "I feel extremely fortunate to continue to support News Corporation's international growth and also be given the chance to contribute to important initiatives across the Company. Most of all, I am delighted to work even more closely with Chase Carey, whose extraordinary leadership is felt in every part of the business."

Mr. Murdoch has spent the past 15 years in senior roles at News Corporation successfully building businesses in a number of regions, and developing a reputation for discovering underserved markets, maximizing new technologies and delivering results.

He has been Chairman and Chief Executive, Europe and Asia for News Corporation as well as Executive Chairman, News International, since 2007. In these roles, he has been responsible for the strategic and operational development of the Company's television, newspaper and related digital assets in Europe, Asia and the Middle East. During his tenure, he oversaw a successful reorganization of the STAR Group; expanded the Company's television businesses in India, Turkey, Germany and the Middle East; strengthened the performance of the Sky-branded pay-TV platforms and championed the development of a pay model for digital journalism.

From 2003 to 2007, he served as BSkyB's Chief Executive Officer, where he transformed the company -- implementing long-term growth strategies, improving content offerings and embracing broadband and telephony -- doubling the size of the company and revitalizing the brand.

Earlier, Mr. Murdoch headed News Corporation's Asian television group STAR, which was a money-losing operation when he became Chairman and CEO in 2000. Mr. Murdoch's strategic focus on developing the pay-tv market in India led to a resurgence for the group, which delivered approximately $100 million in operating profit last year. Today, the Company's Indian channels are the most watched in the country and India has become one of the fastest growing territories for the Company.

Mr. Murdoch first joined News Corporation in 1996 as an Executive Vice President based in New York responsible for a number of digital media ventures and corporate development projects.

He is currently Non-Executive Chairman of BSkyB. He rejoined the Board of News Corporation in 2007, and is a Non-Executive Director of GlaxoSmithKline and Sotheby's.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2010 of approximately US$57 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.